Notes to Financial Statements -- Continued

UNITED RUBBER RECYCLING (LAWRENCEVILLE AND BATESBURG FACILITIES ONLY), A DIVISION OF UNITED WASTE SERVICE, INC.

August 31, 1998

                                                                      Exhibit 20

                       Consent of Independent Accountants

We consent to the incorporation by reference in the registration statements of GreenMan Technologies, Inc. on Form S-3 (Nos. ) of our report dated November 4, 1998, with respect to the balance sheet of United Rubber Recycling (Lawrenceville and Batesburg facilities only), a division of United Waste Service, Inc. as of August 31, 1998, and the related statements of operations and cash flows for the year ended August 31, 1998, which report appears in the Form 8-K/A-1 of GreenMan Technologies, Inc. dated April 2, 1999.

                                                                 Smith & Radigan
Atlanta, GA
March 31, 1999